OLD NATIONAL BANCORP®

NASDAQ: ONB

oldnational.com

Senior Notes Offering
August 11, 2014
ISSUER FREE WRITING PROSPECTUS
Dated August 11, 2014
Filed Pursuant to Rule 433
Related to the Preliminary Prospectus
Supplement dated August 11, 2014 and
Registration Statement No. 333-196587
Old National Bancorp has filed a registration statement (including a prospectus) and a related preliminary prospectus supplement dated August
11, 2014 with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and the other documents Old
National Bancorp has filed with the SEC for more information about Old National Bancorp and the offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related preliminary prospectus supplement if you request it by calling toll-free (866) 805-4128.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus, or any related prospectus supplement or prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.

Disclosures
Forward Looking Statements:
Non-GAAP Financial Measures:
These slides contain non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of the registrant's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.   In this regard,
GAAP refers to generally accepted accounting principles in the United States.  Pursuant to the requirements of Regulation G, Old National Bancorp has provided reconciliations within the slides, as necessary, of the non-GAAP financial measure to the most directly comparable GAAP financial measure.
This presentation contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These
statements include, but are not limited to, descriptions of Old National Bancorp’s financial condition, results of operations, asset and credit quality trends, profitability and projected earnings and statements about the expected timing, completion, financial benefits and other effects of Old National Bancorp’s proposed mergers with LSB Financial Corp. (“LSB”) and Founders Financial Corporation (“Founders”).  Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning.  These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements.  Factors that might cause such a difference include, but are not limited to: economic, market, operational, liquidity, credit and interest rate risks associated with our business; economic conditions generally and in the financial services industry; expected earnings and cost savings in connection with the consolidation of recent and pending acquisitions may not be fully realized or realized within the expected time frames, and deposit attrition, customer loss and revenue loss following completed acquisitions may be greater than expected; Old National Bancorp’s ability to close its pending acquisitions on currently anticipated terms, or within currently anticipated timeframes; unexpected difficulties and losses related to FDIC-assisted acquisitions, including those resulting from Old
National Bancorp’s loss sharing arrangements with the FDIC; failure to properly understand risk characteristics of newly entered markets; increased competition in the financial services industry either nationally or regionally, resulting in, among other things, credit quality deterioration; Old National
Bancorp’s ability to achieve loan and deposit growth; volatility and direction of market interest rates; governmental legislation and regulation, including changes in accounting regulation or standards; Old National Bancorp’s ability to execute its business plan; a weakening of the economy which could materially impact credit quality trends and the ability to generate loans; changes in the securities markets; changes in fiscal, monetary and tax policies;
other matters discussed in this presentation and other factors identified in the prospectus and the preliminary prospectus supplement relating to the notes offering, Old National Bancorp’s Annual Report on Form 10-K and other periodic filings with the SEC.  These forward-looking statements are made only as of the date of this presentation, and Old National Bancorp undertakes no obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this presentation.

Terms of Proposed Offering
Issuer: Old National Bancorp
Security Type: ____% Senior Notes
Aggregate Principal Amount: $150,000,000
Rating: Moody’s A3
Coupon: ____%
Maturity: August __, 2024
Call Provision: Non call life
Use of Proceeds:
Sole Book-Running Manager: Sandler O’Neill + Partners, L.P.
Old National intends to use the net proceeds for general corporate purposes, which may include providing capital to support the growth of its business, payment of the cash consideration of its pending acquisitions of LSB and Founders, payment of the cash consideration components of opportunistic acquisitions of other financial institutions, and repurchases of its common stock. Other than the pending acquisitions of
LSB and Founders, Old National has no current commitments or agreements with respect to any additional acquisitions and may decide not to make any additional acquisitions.

Madison
Milwaukee
MICHIGA
Lake Michigan
Lansin
Rockford
Ann A
Chicago
Naperville
Gary
Aurora
Joliet
Fort Wayne
NOIS
INDIANA
Springfield
ndianap is
Dayto
Cincinnat
ouisville
nsville
Frankfort
KENTU
Sikeston

Snapshot of Old National
Source: SNL Financial, Company filings, FactSet Estimates
Note: Market data as of August 8, 2014; financial information as of June 30, 2014. *See appendix for Non-GAAP reconciliation
(1) Assuming the completion of pending acquisitions and including the impact of the completion of the United Bancorp, Inc. acquisition on July 31, 2014, ONB will have approximately $12.1billion in assets (2) Pending branches from LSB Financial
Corp. and Founders Financial Corporation transactions
Summary Overview
Company Description
(Dollars in thousands)
Headquarters Evansville, IN
Market Cap
$ 1,501,742%
10,387,933%
Total Gross Loans (excludes HFS)
5,538,868%
Total Core Deposits
7,517,440%
Trust Preferred Securities
45,00045
Shareholders’ Equity
1,277,331%
Tangible Common Equity to Tangible Assets* 8.42%
Tier 1 Leverage Ratio
9.30%
Tier 1 Risk-Based Capital Ratio
14.00%
Total Risk-Based Capital Ratio
14.70%
Largest financial services bank holding company headquartered in Indiana with a presence throughout Indiana, Western Kentucky, Southeastern Illinois and Southwest Michigan
– 191 financial centers
– 192 ATMs
Focused on community banking with a full suite of product offerings:
– Retail and small business
– Wealth management
– Leasing
Guided by three strategic imperatives
– Strengthen the risk profile
– Enhance management discipline
– Achieve consistent quality earnings
Old National’s three primary initiatives for 2014
– Continue to grow core revenue
– Reduce operating expense
– Transform franchise into higher-growth markets while maintaining a strong credit culture and capital position
– Investment services
– Capital markets
– Insurance
Pro Forma Franchise Map
ONB
UBMI
LSBI
2
FB&T
2

Total
Assets¹

Investment Highlights
Attractive footprint with both leading share in mature markets and room to expand in higher-growth markets
Consistent financial performance with distinct revenue streams and eye on efficiency
Diverse loan portfolio focused on growth while maintaining strong credit metrics
Disciplined acquisitions driven by experienced senior management and integration teams
Steward of capital – organic growth and acquisitions, dividend /
share repurchases
Achieving strategic imperatives

| | | | |
|---|---|---|---|
| | | | |
| | | | |
| | | | |
| | | | |
| | | | |
| | | | |

Experienced Management Team
Title Name
Years in
Banking/at ONB Prior Experience
President and CEO Bob Jones 35 / 9
25 years at KeyCorp/Society, serving
various functions
Chief Financial Officer Chris Wolking 31 / 14
11 years at Old Kent, including treasury
and wealth management
Chief Banking Officer Jim Sandgren 22 / 20
Background in commercial lending and
credit
Chief Credit Officer Daryl Moore 34 / 34 34 years at Old National
Chief Risk Officer Candice Rickard 24 / 12
12 years in public accounting specializing
in the banking industry
Director of Corporate
Development Jim Ryan 19 / 12
6 years at Old Kent, including treasury
and investment management

Indiana’s Economic Achievements
“AAA” Credit Rating – Fitch, Moody’s and Standard and
Poor’s
1
3
rd
Best U.S. State for Manufacturing Jobs
2
6
th
Best State for Business – CEO Magazine
3
280 new manufacturing jobs created – Berry Plastics,
Evansville, Indiana
4
200 new jobs created – General Electric, Lafayette, Indiana
5
(1) December 2013
(2) June 2013; National Association of Manufacturers
(3) May 2014
(4) January 2014 press release of Berry Plastics
(5) March 2014 press release of General Electric
Sources:

Returned to
community
bank model
2004 2005
Sold non-
strategic
market –
Clarksville, TN
– 5 branches
2006
Sold non-
strategic market
– O’Fallon, IL –
1 branch
2007 2008 2009 2010 2011 2012 2013
Acquired St.
Joseph Capital –
Entry into
Northern IN
market
February, 2007
Acquired 65
Charter One
branches
throughout
Indiana
March, 2009
Acquired Monroe
Bancorp – Enhanced
Bloomington, IN
presence
January, 2011
Acquired Indiana
Community –
Entry into
Columbus, IN
September, 2012
FDIC-assisted
acquisition of
Integra Bank
July, 2011
Sold non-
strategic
market –
Chicago-area -
4 branches
Consolidation of
21 branches
Acquired 24
MI / IN branches
July, 2013
Consolidation
of 2 branches
Consolidation
of 8 branches
Consolidation
of 1 branch
Consolidation
of 10 branches
Consolidation
of 12 branches
Consolidation
of 44 branches
Consolidation
of 5 branches
Sold  12
branches
Consolidation
of 22 branches
Acquired 200 + 9 pending Sold 22 Consolidated 128
Acquired Tower
Financial –
Enhancing Ft.
Wayne, IN
presence April,
2014
Transforming Old National’s Landscape
Acquired
United
Bancorp , Inc.–
Entry into
Ann Arbor, MI
July, 2014
2014
Consolidation
of 3 branches
Pending
acquisition of
LSB Financial
Corp.–
Enhancing
Lafayette, IN
presence
Pending
acquisition of
Founders
Financial
Corporation–
Entry into Grand
Rapids , MI

MICHIGAN
OLD NATIONAL BANK
We are proud to serve these communities:
INDIANA
OHIO
ILLINOIS
KENTUCKY

OLD NATIONAL BANK
Your bank. For life.
We are proud to serve these communities:
MICHIGAN
INDIANA
ILLINOIS
OHIO
KENTUCKY
Our new partnerships will include:

Shifting to higher-growth markets from lower-growth markets
Entry and fill-in of existing higher-growth markets through strategic acquisitions
Acquired 200 branches + 9 pending
Sale or consolidations in lower-growth, non-core markets
Consolidated 128 branches
Sold 22 branches
2004 2014
9
Pending LSB Locations
Pending Founders market
Transforming Old National’s Landscape

Our Michigan Footprint
Projected 2019 Median Household Income
Projected 2014-2019 Median HHI Growth
Source: SNL Financial and Bureau of Labor Statistics as of August 2014
(1)
(2)
Michigan named "most improved" in ranking of pro-business states in 2014 by the American Economic
Institute (improved from 39th to 18th)
$53,941
$48,365
$47,494
$62,065
$43,734
$53,389
USA Indiana Michigan Ann Arbor Kalamazoo Grand Rapids
4.6%
2.6%
2.2%
5.7%
0.0%
4.7%
USA Indiana Michigan Ann Arbor Kalamazoo Grand Rapids
10
1
2
May 2014 unemployment rate of 5.4%, compared to the
national rate of 6.3%
Home to five of the world’s leading office furniture companies.
May 2014 unemployment rate of 6.3% equivalent to the
national rate of 6.3%
Popular area for healthcare and pharmaceutical
organizations, with major companies such as Pfizer, Perrigo
and Stryker housing large operations
Listed in Forbes’ 2013 “Best Places for Business and
Careers” and was Livability.com’s 13th “Best Place to Live”
May 2014 unemployment rate of 5.3%, compared to the
national rate of 6.3%
Highest median household income MSA in Michigan
Crain’s Detroit Business, article published July 16, 2014
Assuming completion of acquisition of Founders in first half of 2015
Ann Arbor, Michigan (MSA Population: 354,530)
Kalamazoo, Michigan (MSA Population: 332,269)
Grand Rapids, Michigan (MSA Population: 1,017,542)

Diverse and In-Market Loan Portfolio at June 30, 2014
$ in millions – period-end balances
Average commercial/CRE loan size is less than $350 thousand
Commercial
27%
Commercial
Real Estate
24%
Consumer
15%
Residential
Mortgage
26%
HELOC
5%
Covered Loans
(Integra)
3%
Commercial
$1,498.8
Commercial Real Estate
1,354.7
Consumer
808.5
Residential Mortgage
1,425.2
HELOC
280.5
Covered Loans (Integra)
171.1
Total Loans
$5,538.8

Stable Deposit Portfolio at June 30, 2014
Significant core deposit franchise
Average cost of core deposits in 2Q14 of 0.24%
(1) Excludes $36 million of brokered deposits
$ in millions – period-end balances
Non-Interest
Bearing
Deposits
28%
Transaction
Accounts
26%
MMDA &
Savings
34%
Time Deposits <
$100K
9%
Time Deposits >
$100K
3%
Non-Interest Bearing
Deposits
$2,129.7
Transaction Accounts
1,912.2
MMDA & Savings
2,528.2
Time Deposits < $100K
699.4
Time Deposits > $100K
247.9
Total Core Deposits
1
7,517.4

Executing the Plan
Fort Wayne, IN – Tower acquisition closed and fully converted
Lafayette, IN – Announced pending acquisition of LSB – June 4, 2014
Grand Rapids, MI – Announced pending acquisition of Founders – July 28, 2014
Ann Arbor, MI – Closing of United acquisition – July 31, 2014
Continue to
Grow Core
Revenue
• Organic loan growth in 2Q14 of $139.6 million
1
, or 11.4% annualized, over 1Q14
and growth of $214.0 million
1
, or 4.0%, from 2Q13
• Total revenue growth
2
in 2Q14 of 4.1% from 2Q13
• Organic growth in 2Q14 in Banking, Wealth Management and Insurance
Reduce
Operating
Expenses
Transform
Franchise
Into Higher-
Growth
Markets
• Operational expenses
3
in 2Q14 declined $0.5 million from 2Q13
1
2
3
• Continued execution of our M&A strategy of adding higher-growth markets
Excluding change in FDIC covered loans, loans acquired in acquisitions and loans sold
Excluding changes in securities gains, accretion income and  amortization of the FDIC indemnification asset
Refer to Appendix - Noninterest Expense for definition of Operational expenses

14 Loan Growth – Excluding Covered Loans ( ) $4,912.8 $5,379.1 $360.8 $214.0 $108.5 2Q13 Loan Sales Loans Obtained Through Acquisitions Organic Growth 2Q14 $ in millions – period-end balances

Fee-Based Business Revenue
$ in millions
(1)
•
YTD June 30, 2014, Old National's noninterest income
1
as a percent of total revenue
1
was
36.9%
$0.6
$6.4
$7.5
2Q13 2Q14
Wealth Management
$9.3
$9.8
2Q13 2Q14
Insurance Brokerage
$4.1 $4.1
2Q13 2Q14
Investment Brokerage
2
Net of change in FDIC indemnification asset
(2)  Assets under management as of June 30, 2014 of $6.5 billion

| | |
|---|---|
| | |
| | |
| | |
| | |
| | |
| | |
| | |
| | |
| | |
| | |

$ in millions
1 Loans less those acquired through the Tower acquisition
Credit Quality – Excluding Covered Loans
ONB Risk Grade
Grade Name
0 Investment Grade
1 Minimal Risk
2 Modest Risk
3 Average Risk
4 Monitor
5 Weak Monitor
6 Watch
7 Criticized (Special Mention)
8 Classified (Substandard Accruing)
9 Nonaccruing + Doubtful
$152.8
$112.3
$112.9
2Q13 1Q14 2Q14
Special Mention Loans
$68.9
$85.7
$107.2
$99.5
1
2Q13 1Q14 2Q14
Substandard Accruing Loans
$98.8 1
$129.5
$84.8
$96.7
$75.9
1
2Q13 1Q14 2Q14
Substandard Nonaccruing + Doubtful
Loans
Note: Credit quality was impacted by the addition of several acquired loan portfolios which, in accordance with accounting for business combinations, were recorded at fair value with no allowance brought forward on these acquired loans

Asset Quality Trends
Net Charge-Offs ALLL / Non-Performing Assets
1 2
(1) Nonaccrual, restructured & OREO
(2) Excludes covered loans
ALLL / Loans
2
Non-Performing Loans
2
/ Total Loans
2
0.90%
0.85%
0.79%
2Q13 1Q14 2Q14
2.83%
2.15% 2.20%
2Q13 1Q14 2Q14
30.03%
36.86%
34.08%
2Q13 1Q14 2Q14
0.01%
(0.02%)
0.01%
0.51%
(0.39%)
1.94%
2Q13 1Q14 2Q14
Non-Covered
Covered
Note: Credit quality was impacted by the addition of several acquired loan portfolios which, in accordance with accounting for business combinations, were recorded at fair value with no allowance brought forward on these acquired loans

Credit Quality – Excluding Covered Loans
See Appendix for definition of Peer Group
1
As a % of end of period total loans
Peer Group data as of June 30, 2014 or most recent quarter per SNL Financial
30+ Day Delinquent Loans
1
1.07%
0.85%
2Q13 1Q14 2Q14
ONB Peer Group Average
0.42%
0.34%
0.43%
0.02%
0.00%
0.01%
0.44%
0.30%
2Q13 1Q14 2Q14
90+ Day Delinquent Loans
1
ONB Peer Group Average

Capital Ratios
See Appendix for definition of Peer Group
Peer Group ratios as of June 30, 2014 or most recent quarter per SNL Financial
$ in millions
1 See Appendix for Non-GAAP reconciliation
Tangible Common Equity – 3/31/2014 $808.4
2Q14 Earnings 18.8
2Q14 Dividend (11.6)
Issuance of Shares for Tower Acquisition 78.7
Changes in OCI – Securities 6.3
Increase in Goodwill & Intangibles (62.5)
Tangible Common Equity – 6/30/2014 $838.1
14.4%
14.8%
14.0%
13.1% 13.1%
13.1%
2Q13 1Q14 2Q14
Tier 1 Risk-Based Capital Ratio
ONB Peer Group Average
8.7%
8.8%
8.4%
%
8.1%
8.4%
8.5%
2Q13 1Q14 2Q14
Tangible Common Equity to Tangible Assets
1
ONB
Peer Group Average

OLD NATIONAL BANCORP®

NASDAQ: ONB

oldnational.com

20 Appendix

| | | | | | | | | | |
|---|---|---|---|---|---|---|---|---|---|
| | | | | | | | | | |
| | | | | | | | | | |
| | | | | | | | | | |
| | | | | | | | | | |
| | | | | | | | | | |
| | | | | | | | | | |
| | | | | | | | | | |

$ in millions
N/A equals not applicable
(1) Based on end of quarter assets immediately preceding announcement date
Completed and Pending Acquisitions
Acquisition
RBS Citizens-
65 Branches Monroe Integra Bank
Indiana
Community
BofA-24
Branches Tower Financial
United
Bancorp LSB Founders
Deal Type Branch Deal Traditional FDIC-Assisted Traditional Branch Deal Traditional Traditional Traditional Traditional
Principal Geography Indianapolis, IN
Bloomington,
IN
Evansville, IN
Columbus,
IN /I-65
Corridor
Southwest MI /
Northern IN
Fort Wayne, IN Ann Arbor, MI Lafayette, IN
Grand
Rapids, MI
Purchase Price at Announcement $16 $84 N/A $79 $23 $108 $173 $67 $88
Total Assets at Announcement
1
N/A $838 $1,900 $985 N/A $681 $919 $366 $466
% Stock Consideration at Announcement 0% 100% N/A 100% 0% 71% 80% 75% 54%
Announce Date 11/24/2008 10/6/2010 7/29/2011 1/25/2012 1/9/2013 9/10/2013 1/8/2014 6/4/2014 7/28/2014
Close Date 3/20/2009 1/1/2011 7/29/2011 9/15/2012 7/12/2013 4/25/2014 7/31/2014
Expected Early
1Q15
Expected 1st
Half 2015

$5,184
$345
$4,839
$5,070
$244
$4,826
$5,380
$254
$222
$4,904
2Q13
1Q14
2Q14
Core ONB
Integra Bank[1]
Tower

Average Total Loan Trends $ in millions 1 Includes both covered and non-covered loans 22

Credit Quality – ALLL and Mark Summary
$ in millions
1 Non-GAAP financial measure which Management believes useful to demonstrate that the remaining loan mark considers credit risk and should be included as
part of total coverage         N/A = not applicable
At June 30, 2014 ONB Legacy Monroe Integra
Indiana
Community Tower Total
Allowance for Loan Losses (ALLL) $40.4 $1.5 $3.9 $0.1 $0.2 $46.2
Loan Mark N/A $8.9 $70.5 $28.9 $26.0 $134.3
Total ALLL/Mark $40.4 $10.4 $74.3 $29.0 $26.2 $180.5
Pre-Mark Loan Balance $4,688.0 $140.6 $251.7 $214.1 $378.7 $5,673.1
ALLL/Pre-Mark Loan Balance 0.86% 1.10% 1.54% 0.06% 0.05% 0.81%
Mark/Pre-Mark Loan Balance N/A 6.31% 27.99% 13.51% 6.87% 2.37%
Combined ALLL & Mark/Pre-Mark
Loan Balance
1
0.86% 7.41% 29.53% 13.56% 6.92% 3.18%
Allowance For Loan and Lease Loss/Loan Mark Summary

| | | | | | |
|---|---|---|---|---|---|
| | | | | | |
| | | | | | |
| | | | | | |
| | | | | | |
| | | | | | |
| | | | | | |
| | | | | | |
| | | | | | |
| | | | | | |
| | | | | | |
| | | | | | |
| | | | | | |
| | | | | | |
| | | | | | |
| | | | | | |
| | | | | | |

Investment Portfolio
1 Includes market value for both available for sale and held to maturity securities
•
Old National’s investment portfolio as of June 30, 2014, had a YTD weighted-average yield of 2.92%
and an effective duration of 4.34 years
$ in millions
Book
Value
Mar. 31,
2014
Book
Value
June 30,
2014
Market
Value
Mar. 31,
2014
Market
Value
1
June 30,
2014
Market
Value $
Change
Federal National Mortgage Association $417.1 $423.0 $417.1 $423.7
Federal Home Loan Mortgage Corporation 166.4 216.4 161.4 213.1
Federal Farm Credit Bank 77.3 77.3 75.8 76.7
Federal Home Loan Bank and Other 13.9 87.4 13.8 87.3
Subtotal U.S. Government Agencies-Senior
Debentures $674.7 $804.1 $668.1 $800.8 $132.7
U.S. Treasury $15.6 $11.0 $15.7 $11.2 ($4.5)
Issued or guaranteed by FNMA, FHLMC, GNMA 1,269.3 1,238.0 1,263.2 1,234.6
Nonagency guaranteed 16.1 15.4 16.6 15.9
Subtotal Mortgage Backed Securities $1,285.4 $1,253.4 $1,279.8 $1,250.5 ($29.3)
Trust Preferred 31.6 31.6 19.4 19.5
Other Corporate 290.3 293.6 291.4 296.2
Subtotal Corporate Securities $321.9 $325.2 $310.8 $315.7 $4.9
Municipal Securities – Taxable $231.6 $218.3 $257.0 $255.6 ($1.4)
Municipal Securities – Tax Exempt $587.4 $733.6 $596.4 $745.1 $148.7
Federal Reserves & FHLB Stock, Other $94.8 $98.9 $94.8 $98.9 $4.1
Totals $3,211.4 $3,444.5 $3,222.6 $3,477.8 $255.2
1

| | | | |
|---|---|---|---|
| | | | |
| | | | |
| | | | |
| | | | |
| | | | |
| | | | |
| | | | |
| | | | |
| | | | |

End of period balances
2Q13 1Q14 2Q14
Total Shareholders’ Equity
$1,167.0 $1,185.2 $1,277.3
Deduct:  Goodwill and Intangible
Assets
(364.4) (376.8) (439.3)
Tangible Common Shareholders’
Equity
$802.6 $808.4 $838.1
Total Assets
$9,641.1 $9,544.8 $10,387.9
Add:  Trust Overdrafts
0.1 0.0 0.0
Deduct:  Goodwill and Intangible
Assets
(364.4) (376.8) (439.3)
Tangible Assets
$9,276.7 $9,168.0 $9,948.7
Tangible Equity to Tangible Assets
8.65% 8.82% 8.42%
Tangible Common Equity to Tangible
Assets
8.65% 8.82% 8.42%
Non-GAAP Reconciliations
$ in millions

Noninterest Income
$ in millions
Note: Securities gains/losses and derivatives gains are excluded
$(1.5)
$(7.3)
$(10.5)
$11.8
$11.1
$11.8
$6.7 $8.1
$7.4
$21.4
$22.3
$22.7
$5.9
$5.7
$6.5
$44.3
$39.9
$37.9
2Q13 1Q14 2Q14
Debit Card and ATM Fees
Fee-based business: Wealth Management, Insurance Brokerage,
Mortgage and Investment Brokerage
Other Income
Service Charges on Deposits
Amortization of FDIC Idemnification Asset

Tower Operational Costs
MI / N IN Branches Operational Costs
Acquisition Costs
Integra-Related OREO
Operational Expenses
Other Expenses*

$ in millions
Noninterest Expense
*Other Expenses include:
In 2Q13, $1.3 million impairment on property held for sale, $0.6 million for the BSA/AML project, a $0.5 million litigation settlement, $0.3 million for ATM/branch optimization, $0.3 million for debt extinguishment charges, a $2.1 million reversal of provision for unfunded commitments and a $1.3 million refund of FDIC assessment.
In 1Q14, $2.3 million real estate tax refund and $0.4 million in professional fees related to the real estate tax refund
In 2Q14, $0.4 million in accelerated retirement expenses and $0.4 million in state tax receivable write-off
$85.2
$83.6
$84.7
$0.8
$0.9
$2.5
$6.3
$1.2
$0.8
$0.9
$2.2
$3.3
$3.2
$86.9
$88.3
$98.1
2Q13 1Q14 2Q14
2Q14 operational
expenses include
$0.8 million in
annual merit
increases
($1.9)
($0.4)
Operational expenses is defined as Noninterest Expense less Tower Operational Costs, MI / N IN Branches Operational Costs,
Acquisition Costs, Integra-Related OREO and Other Expenses

| | | | |
|---|---|---|---|
| | | | |
| | | | |
| | | | |
| | | | |
| | | | |
| | | | |
| | | | |
| | | | |
| | | | |
| | | | |
| | | | |
| | | | |
| | | | |
| | | | |
| | | | |

Old National’s Peer Group
Like-size, publicly-traded financial services companies, serving comparable demographics with comparable services as ONB
1st Source Corporation SRCE Heartland Financial USA, Inc. HTLF
BancFirst Corporation BANF IBERIABANK Corporation IBKC
BancorpSouth, Inc. BXS MB Financial, Inc. MBFI
Bank of Hawaii Corporation BOH Park National Corporation PRK
Chemical Financial Corporation CHFC Pinnacle Financial Partners, Inc. PNFP
Commerce Bancshares, Inc. CBSH Prosperity Bancshares, Inc. PB
Cullen/Frost Bankers, Inc. CFR Renasant Corp. RNST
F.N.B. Corporation FNB S&T Bancorp, Inc. STBA
First Commonwealth Financial Corporation FCF Susquehanna Bancshares, Inc. SUSQ
First Financial Bancorp. FFBC Trustmark Corporation TRMK
First Interstate BancSystem, Inc. FIBK UMB Financial Corporation UMBF
First Merchants Corporation FRME United Bankshares, Inc. UBSI
First Midwest Bancorp, Inc. FMBI Valley National Bancorp VLY
FirstMerit Corporation FMER WesBanco, Inc. WSBC
Fulton Financial FULT Wintrust Financial Corporation WTFC
Glacier Bancorp, Inc. GBCI

OLD NATIONAL BANCORP®

NASDAQ: ONB

oldnational.com